AMENDMENT AGREEMENT
                      -------------------


This amendment agreement dated as of December 31, 2007 (the
"Amendment Agreement") is between Omagine, Inc. (formerly Alfa
International Holdings Corp.), a Delaware corporation (the
"Company") and Sam Hamdan, an individual ("Hamdan").

This Amendment Agreement is an amendment to that certain consulting agreement dated March 19, 2007 to which the Company and Hamdan are Parties (the "March Agreement") and is made pursuant to Section 12 thereof. All capitalized terms in this Amendment Agreement shall, unless otherwise indicated herein, have the meanings assigned to them in the March Agreement (a copy of which is attached hereto as Exhibit A.

The Parties hereby agree as follows:

     1. The words in Section 2(ii) of the March Agreement are hereby deleted in their entirety and replaced by the following words: "December 31, 2008, or"

     2. All other terms and conditions of the March Agreement remain in full force and effect.



IN WITNESS WHEREOF, the Parties have executed this Amendment
Agreement as of December 31, 2007.


Sam Hamdan                            Omagine, Inc.
                                      a Delaware corporation



By:  /s/ Sam Hamdan                   By:  /s/ Frank J. Drohan
   ------------------                    ----------------------
        Sam Hamdan                            Frank J. Drohan
                                              President